Exhibit 3.1

FIRST AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

HERON LAKE BIOENERGY, LLC

A LIMITED LIABILITY COMPANY ORGANIZED UNDER

MINNESOTA STATUTES, CHAPTER 322B

FIRST AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

HERON LAKE BIOENERGY, LLC

A LIMITED LIABILITY COMPANY ORGANIZED UNDER

MINNESOTA STATUTES, CHAPTER 322B

ARTICLE I

NAME AND REGISTERED OFFICE

The name of the limited liability company is Heron Lake BioEnergy, LLC.  The address of the registered office and principal place of business of the limited liability company is  91246 390th Avenue, Heron Lake, Minnesota 56137, and its registered agent at that address is Robert J. Ferguson.

ARTICLE II

PURPOSE AND POWERS

The business and purpose of the limited liability company is (i) to engage in the development, financing, investment into, construction, ownership and operation of bio-energy facilities including ethanol production facilities, (ii) to pool, handle, deal, market, manufacture, process, or otherwise change the form or marketability of products of its members and others, including crops, livestock, and other agricultural products, (iii) to conduct any business and investment activity in which a limited liability company organized under the Minnesota Limited Liability Company Act and any successor statute thereto (the “Act”)  may lawfully be engaged, and (iv) to perform and conduct any and all activities necessary, related or incidental to the foregoing.  The limited liability company shall possess and may exercise all the powers and privileges granted to the limited liability company by the Act or by any other law, subject to any limitations provided in these Articles or in the member control agreement of the limited liability company adopted or amended in accordance with the Act (the “Member Control Agreement”).

ARTICLE III

DURATION

Unless dissolved earlier according to law, the duration of the limited liability company shall be perpetual.

ARTICLE IV

CAPITAL

Section 4.1            Authorized Capital Units; Designation of Class A and Class B Units.

(a)          The limited liability company is authorized to issue 80,000,000 capital units. Capital units are the unit of measurement to quantify a unit holder’s share of the profits and losses of the limited liability company, a unit holder’s right to receive distributions of the assets of the limited liability company, and, with respect to a member, any right of the member to vote on or participate in the management of the limited liability company and to information concerning the business and affairs of the limited liability company.

(b)          Of the total number of authorized capital units, 65,000,000 capital units are hereby designated as Class A Units and 15,000,000 capital units are hereby designated Class B Units.

(c)          Subject to the Member Control Agreement, Class A Units and Class B Units will share profits and losses and distributions of assets equally on a per unit basis.

Section 4.2            Capital Contributions; Issuance of Units.

(a)          Each Class B Unit issued and outstanding as of the date the amendments to these Articles are adopted by members at the 2011 annual meeting of the members of the limited liability company shall be and is hereby automatically converted into, and shall hereafter be deemed to be, a Class A Unit, and the books and records of the limited liability company shall be adjusted appropriately.

(b)          No member shall be obligated to make any additional capital contributions to the limited liability company or to pay any assessment to the limited liability company, other than the unpaid portion of such member’s written agreement to make capital contributions, and no capital units shall be subject to any mandatory assessment, requests or demands for capital.

(c)          Additional capital units may only be issued in consideration of capital contributions.  The Board of Governors may accept capital contributions from members or persons seeking to become members, may authorize the limited liability company to enter into a written subscription agreement with such member or persons seeking to become members to make capital contributions for the purchase of capital units, and may cause the limited liability company to issue additional capital units to such persons in consideration of capital contributions to the limited liability company.  Subject to any consents, authorizations and requirements under these Articles or the Member Control Agreement, capital contributions and the issuance of additional capital units shall be made at such times and upon such terms and conditions as the Board of Governors and the person acquiring the capital units may agree.

(d)          Upon acceptance of capital contributions and the issuance of additional capital units, the Board shall cause the books and records of the limited liability company to be adjusted appropriately.

ARTICLE V

MEMBERSHIP

Section 5.1            Members; Rights and Powers Generally.

(a)          Members of the limited liability company are persons who are described in and meet the membership requirements established in or pursuant to this Article V or the Member Control Agreement and who have not ceased to be a member pursuant to the provisions of this Article V or the Member Control Agreement.  As of the date these amended and restated Articles are effective in accordance with the Act, the members of the limited liability company are the persons who were members of the limited liability company immediately prior to such date as shown on the books and records of the limited liability company.

(b)          Additional persons may, upon the approval of the Board, become members of the limited liability company: (i) by submitting a completed subscription agreement to subscribe for capital units in the association upon the terms and conditions as may be set forth in the subscription agreement, and the acceptance thereof by the limited liability company, (ii) by meeting any and all requirements of membership established in or pursuant to this Article V or the Member Control Agreement, (iii) by submitting an executed counterpart signature agreeing to be bound by the Member Control Agreement, (iv) by submitting payment of the purchase price for the number of capital units subscribed for in the subscription agreement, in accordance with the terms of the subscription agreement, and (v) upon being admitted as a member by the Board; or in any other manner authorized in or pursuant to the Member Control Agreement.  The Board may refuse to admit any person as a member in its sole discretion.

(c)          Transferees of capital units may become members provided they meet the membership requirements established in or pursuant to this Article V or the Member Control Agreement.

(d)          Each member of the limited liability company must own, or must have entered into a binding written agreement with and accepted by the limited liability company to subscribe for, a minimum of twenty five hundred (2,500) capital units, on and after the date that the limited liability company first issues capital units in connection with its closing on all or a portion of subscription agreements received and accepted in accordance with the terms of its initial public offering of capital units in the State of Minnesota or September 23, 2004, whichever occurs first.  Failure of any member to own or to subscribe for such minimum number of capital units on or after such date shall result in the automatic termination of membership of such person, without further notice or action by the limited liability company, and such person shall become and be a non-member holder of capital units, with such financial rights with respect to the capital units they own as provided for in and subject to these Articles or the Member Control Agreement.

(e)          Additional qualifications and requirements of membership may be established in the Member Control Agreement or by the Board acting under authority granted by the Member Control Agreement.

(f)           Other than the right to elect or appoint governors to the Board, no member, other than a member acting in his, her or its capacity as an officer of the limited liability company, has any right or power to take part in the management or control of the limited liability company or its business and affairs.  No member other than a member acting in his, her or its capacity as an officer of the limited liability company, has the authority or power to act for or on behalf of the limited liability company, to do any act that would be binding on the limited liability company, or to incur any expenditures on behalf of the limited liability company, except with the prior written consent of the Board.

(g)          No member shall have any voting right except with respect to those matters requiring a member vote or approval as specifically provided for in these Articles, in the Member Control Agreement, or as otherwise required by the Act.  Subject to the Member Control Agreement, members shall exercise their voting power in proportion to capital units held and shall be entitled to one vote for each capital unit held.

Section 5.2            Termination of Membership.   A member may not be expelled, provided that the failure of a member to comply with the membership requirements established in these Articles or in, or pursuant to authority granted by, a Member Control Agreement shall result in the termination of membership of such person.  The membership of a member in the limited liability company shall terminate upon the occurrence of events described in these Articles, in the Member Control Agreement, or as otherwise provided for in the Act, including resignation and withdrawal.  In the event a person ceases to be a member without having transferred all of the capital units owned by such person, such person shall lose all voting rights and shall be considered merely an assignee of the financial rights associated with the capital units held by such person, having only the rights of an unadmitted assignee.  Such person shall remain subject to the applicable provisions of these Articles and the Member Control Agreement with respect to such financial rights.  Such person shall have no right to any information or accounting of the affairs of the limited liability company, shall not be entitled to inspect the books or records of the limited liability company, shall not be entitled to vote on any matters reserved to the members, and shall not have any of the other rights of a member under these Articles, the Member Control Agreement, or the Act.  Further, such person shall not have the right to transfer such person’s capital units except by means of a transfer permitted by these Articles or the Member Control Agreement.

Section 5.3            Continuation of the Limited Liability Company.  The limited liability company shall not be dissolved upon the occurrence of any event that is deemed to terminate the continued membership of a member.  The limited liability company’s affairs shall not be required to be wound up.  The limited liability company shall continue without dissolution.

Section 5.4            No Obligation to Purchase Member’s Interest.  No member whose membership in the limited liability company terminates, nor any transferee of such member, shall have any right to demand or receive a return of such terminated member’s capital contributions or to require the purchase or redemption of the capital units owned by such terminated member.  The other members and the limited liability company shall not have any obligation to purchase or redeem the capital units or capital contributions of any such terminated member or transferee of any such terminated member.  No member whose membership has terminated shall be entitled to receive a distribution in complete redemption of the fair value of the capital units or capital contributions of such person (except as provided for in a dissolution and liquidation of the limited liability company), notwithstanding any provisions of the Act or any other provision of law.  As a material part of the consideration for continuing or becoming a member of the limited liability company, each member hereby waives any right, and expressly agrees that it intends for this provision to negate any entitlement to receive a distribution in complete redemption of the fair value of the capital units or capital contributions owned by such member upon an event that terminates the membership of such member which, in the absence of the provisions in these Articles, it may otherwise be afforded by the Act.

ARTICLE VI

BOARD OF GOVERNORS

Section 6.1            Number and Board.    The business and affairs of the limited liability company shall be managed by a Board of Governors of nine (9) persons, as further provided in the Member Control Agreement.  Governors shall be elected for the term, at the time and in the manner as the Member Control Agreement shall prescribe. The names and addresses of the members of the first Board of Governors of the limited liability company, who shall serve for such terms and in such manner as the Member Control Agreement shall prescribe or, in the absence of a Member Control Agreement, until the annual meeting of the members held in 2007, are as follows:

Name	Address

Robert J. Ferguson	P.O. Box 167 Heron Lake, MN 56137

Michael S. Kunerth	34858 150th Street Brewster, MN 56119

Name	Address

David J. Woestehoff	15466 West 270th Street Belle Plaine, MN 56011

David J. Bach	27817 351st Avenue Henderson, MN 56044

Merrill Grisham	48834 226th Street Gaylord, MN 55334

Timothy O. Helgemoe	16087 Henry Drive Utica, MN 55979

Milton J. McKeown	P.O. Box 201 Heron Lake, MN 56137

Doug Schmitz	P.O. Box 175, Highway 30 Currie, MN 56123

Robert Wolf	748 Kentucky Avenue Adrian, MN 56110

Section 6.2            Limitation of Governor’s Liability.  No governor of the limited liability company shall be personally liable to the limited liability company or its members for monetary damages for breach of fiduciary duty by such governor; provided, however, that this Article shall not eliminate or limit the liability of a governor to the extent provided by applicable law (i) for a breach of the governor’s duty of loyalty to the limited liability company or its members; (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law; (iii) for knowing violations of securities laws section 80A.23 of Minnesota Statutes or for illegal distributions; (iv) for a transaction from which the governor derived an improper personal benefit; or (v) for an act or omission occurring prior to the effective date of this Article.  It is the intention of the members of the limited liability company to limit or eliminate the personal liability of governors of the limited liability company to the greatest extent permitted under Minnesota law.  If amendments to Minnesota Statutes are passed after this Article becomes effective which authorize limited liability companies to act to further limit or eliminate the personal liability of governors of a limited liability company, then the liability of governors of the limited liability company shall be limited or eliminated to the greatest extent permitted by Minnesota Statutes, as so amended.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any governor of the limited liability company for or with respect to any acts or omissions of such governor occurring prior to such amendment or repeal.

ARTICLE VII

LIMITED LIABILITY

Except as otherwise expressly agreed to under a separate written agreement, the debts, liabilities and obligations of the limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member of the limited liability company shall be personally liable for the acts, debts, obligations or liabilities of the limited liability company merely on the account of that status.  The failure of the limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under these Articles, the Member Control Agreement, or the Act shall not be grounds for imposing liability on the members of the limited liability company for any debt, obligation or liability of the limited liability company.

ARTICLE VIII

NO CUMULATIVE VOTING

The members of the limited liability company shall not be entitled to cumulate their voting power for the election of governors.

ARTICLE IX

NO PREEMPTIVE RIGHTS

The members of the limited liability company shall have no preemptive rights to make contributions pursuant to Minnesota Statutes, Section 322B.33 or any similar provisions of future law.

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Adopted effective June 30, 2004

Amended effective August 30, 2011

IN WITNESS WHEREOF, the undersigned hereby certifies that he is the President of the Board of Governors of Heron Lake BioEnergy, LLC, a limited liability company organized and existing under the laws of the State of Minnesota; that the foregoing is a true and correct copy of the resolution duly adopted by the Board of Governors to amend the Articles of Organization in their entirety to restate and supersede the original Articles of Organization and all amendments to them, taken as of July 29, 2011; that the passage of said resolution was in all respects legal and proper; that said resolution is in full force and effect; and that said resolution shall be submitted to a vote at the annual meeting of members to be held on August 30, 2011.

Dated: August 30, 2011

/s/ Robert J. Ferguson
Robert J. Ferguson, President of the Board of Governors

(NO LIMITED LIABILITY COMPANY SEAL)